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                                                                    EXHIBIT 99.1


                                [AIG LETTERHEAD]


NEWS



Contact:   Joe Norton (News Media)
           212/770-3144

           Charlene Hamrah (Investment Community)
           212/770-7074



              AIG ANNOUNCES CLOSING OF AMERICAN GENERAL ACQUISITION
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NEW YORK, August 29, 2001 - American International Group, Inc. (AIG) announced today the closing of its acquisition of American General Corporation (American General).

         Based on today's closing date, American General shareholders will receive 0.5790 of a share of AIG common stock in exchange for each share of American General common stock.

         Commenting on the announcement, AIG Chairman M.R. Greenberg said, "We are pleased to have American General as a member of the AIG family. This acquisition represents an excellent strategic fit that creates new opportunities for both organizations, benefiting our customers and shareholders. American General joins the leading U.S.-based international insurance and financial services organization, and the largest underwriter of commercial insurance in the United States. AIG is also the leading international life and general insurance organization, and the addition of American General will significantly expand AIG's domestic life business.

         "In addition to its U.S. life insurance business, American General brings a strong asset accumulation and retirement savings business that complements our existing retirement savings business through SunAmerica. AIG is now one of the largest retirement savings providers, and we have an even stronger platform to capitalize on the significant growth we see for this global business in the years ahead. Also, American General's U.S. consumer lending business will add to the overall scope of AIG's growing worldwide consumer finance business.

         "Over the past few months, AIG and American General have initiated extensive studies to identify and plan for revenue enhancement programs. We will begin immediately to implement these programs and are enthusiastic about realizing the benefits of bringing American General into the AIG family. We expect this acquisition to be accretive to AIG's earnings."

         The closing today is consistent with the prior disclosure by AIG and American General of their intent to close the transaction as soon as possible after the approval by American General shareholders and various regulatory agencies. The final approval, from the Texas Department of Insurance, was received yesterday, August 28.

         In addition, AIG announced that its Board of Directors has revoked its previously existing authorization to purchase AIG common stock in the open market.

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AIG ANNOUNCES CLOSING OF AMERICAN GENERAL ACQUISITION
August 29, 2001
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         AIG is the leading U.S.-based international insurance and financial services organization and the largest underwriter of commercial and industrial insurance in the United States. Its member companies write a wide range of commercial, personal and life insurance products through a variety of distribution channels in approximately 130 countries and jurisdictions throughout the world. AIG's global businesses also include financial services and asset management, including aircraft leasing, financial products, trading and market making, consumer finance, institutional, retail and direct investment fund asset management, real estate investment management, and retirement savings products. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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